Exhibit 99.1

NEWS RELEASE	A

ANACOMP® REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

ANACOMP REPORTS LOSS OF $4.5 MILLION FOR THE QUARTER; A NEW $50 MILLION CREDIT FACILITY WITH WELLS FARGO FOOTHILL AND ANNOUNCES PLANS TO REPURCHASE UP TO $15 MILLION IN STOCK.

SAN DIEGO, CA — August 5, 2004 - Anacomp, Inc. (OTC BB: ANCPA),

a global provider of information outsourcing, maintenance support and imaging and print solutions, today announced a net loss of $4.5 million for the three months ended June 30, 2004.  Revenues were $45.2 million for the three months ended June 30, 2004 vs. $48.9 million for the three months ended March 31, 2004 and $49.8 million for the three months ended June 30, 2003.

“The restructuring of our data centers is proceeding according to our plan,” said Jeff Cramer, President and Chief Executive Officer.  “ We consolidated several data centers to better align our costs with our legacy COM and CD business which is the largest contributing factor to our net loss this quarter.  However, I am pleased that we continued to see quarterly revenue growth in our docHarbor Web Presentment and MVS quarterly businesses from the prior year.”

In the third quarter, the Company continued its previously announced restructuring plan to consolidate its legacy data centers and associated personnel into Mega centers in large metropolitan areas where future business prospects are strongest.  A net restructuring charge of $4.0 million was recorded in the third quarter reflecting headcount reductions and the cost of remaining lease obligations for the 9 data center locations closed in the quarter.  The restructuring activities will continue throughout the remainder of the fiscal year. The Company now estimates fiscal 2004 restructuring charges of approximately $9 million.  As a result of these actions, the Company estimates that it will also reduce its operating expenses by approximately $9 million on an annual basis.

Additionally, the Company today announced a new $50,000,000 Senior Secured Credit Facility with Wells Fargo Foothill, Inc., comprised of a $25,000,000 revolver and a $25,000,000 acquisition facility.  The new credit facility replaces the Company’s current credit agreement with Bank of America and Union Bank, which would have matured in November 2005.

The new credit facility has a five-year term. The use of proceeds will be to provide for ongoing working capital requirements and to fund acquisitions and stock buybacks. Subject to certain conditions, up to $15,000,000 of the Company’s shares can be repurchased under the credit facility. There are currently no outstanding loan amounts under the previous agreement with Bank of America and Union Bank.  From time to time management considers asset acquisitions, dispositions and stock buybacks on an opportunistic basis.

“This new banking agreement will more effectively position us for growth as it provides substantially more day-to-day availability, and it will give the Company the added flexibility to finance acquisitions and buyback stock,” said Linster (Lin) W. Fox, Anacomp’s Executive Vice President and Chief Financial Officer.

“The Board of Directors has worked closely with management and our new lender to achieve this tremendous milestone and we are very pleased with the resulting credit agreement. It will allow Anacomp to more effectively manage its working capital to foster growth,” said Jeff Cramer.

Anacomp also announced today that its Board of Directors authorized the Company to repurchase up to $15 million of its Class A common stock in open market or in private transactions, subject to the Company’s assessment of market conditions and buying opportunities from time to time.

The Company could begin the repurchase program immediately and expects to complete it by December 31, 2005, unless market conditions change significantly or the program is terminated sooner by the Board of Directors.

Third Quarter Product Line Results

Anacomp operates as one business segment but has several distinct service offerings or product lines.  Because of this, revenues are tracked by product line.  This permits management and investors to track the progress of revenues from Multi-Vendor Services, or MVS, and docHarbor Web Presentment Services, two of our principal growth product lines, compared with our traditional CD/Digital and COM revenues.  In the third quarter of fiscal year 2004, docHarbor Web Presentment service revenues increased 51% over the prior year third quarter, to $6.5 million.  This increase reflects growth from new customers, as well as additional revenue from established customers who have increased their use of the Company’s web based docHarbor Web Presentment service.  Revenues for MVS were $9.4 million, reflecting a 4% growth rate over the prior year quarter.  This increase reflects new Original Equipment Manufacturer (OEM) agreements and continued growth in the Company’s MVS offerings (services and hardware sales for products manufactured by other companies).  In the third quarter of fiscal year 2004, MVS represented 69% of total maintenance service revenues, which encompass both MVS and COM Professional Services.

CD/Digital revenues declined $1.6 million, or 23% from prior year third quarter revenues.  The decrease reflects the negative impact of increased availability of alternative web based solutions or in-house, online viewing systems.

COM revenues — comprised of COM/Other Output Services, COM/Professional Services, and Equipment and Supplies — declined $5.6 million or 19% from the third quarter of the prior fiscal year.  COM-related product lines have been impacted negatively by the decrease in demand for COM as customers continue to opt for digital solutions such as Web and CD services or in-house solutions.

The Company also announced that it will host a conference call for the investment community on August 13, 2004 to discuss the results of its third quarter ended June 30, 2004. The conference call, which will begin at 8:30 a.m. PDT, may be accessed at 888-928-9122, Leader: Jeff Cramer, Passcode: Q3 Investor Call. The conference call replay number will be 888-562-4197, Passcode:  81304.  It will replay from 12 Noon on August 13 until August 21, 2004 5:00 p.m. PDT.

About Anacomp

Anacomp, Inc., provides comprehensive information outsourcing services, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations worldwide. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, management, archive and delivery of critical business documents, as well as professional services for mass storage, computing and networking equipment.  Current product and service offerings include the docHarbor® Web Presentment Service, Multi-Vendor Services, CD Services, Document Imaging Services, Print and Micrographic Services, and Imaging and Print Systems and Supplies.  For more information, visit Anacomp’s web site at www.anacomp.com.

Contact:  Linster W. Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding the timing, costs and potential benefits of a potential stock repurchase. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be different materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the Company’s ability to meet the terms and conditions of its credit facility, the declining trend in the micrographics and CD market and other industry trends in the Web or Multi-Vendor Service businesses; acquisitions or divestitures of businesses; competition; currency fluctuations; changes in business strategy; and general economic and business conditions.  These and other factors are discussed in greater detail in Anacomp’s Annual Report on Form 10-K and other filings with the SEC.

#  #  #

 Anacomp’s news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com
 <<http://www.anacomp.com>> or www.prnewswire.com
<<http://www.prnewswire.com>>).

Anacomp and docHarbor are registered trademarks of Anacomp, Inc.

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30 2004	September 30, 2003
(in thousands)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,544	$18,390
Receivable on sale of Swiss subsidiaries	251	1,262
Accounts receivable, net	27,928	29,847
Inventories	3,217	3,174
Prepaid expenses and other	3,581	4,798
Total current assets	51,521	57,471

Property and equipment, net	16,026	18,398
Reorganization value in excess of identifiable net assets	73,363	73,363
Intangible assets, net	7,342	8,829
Other assets	7,762	6,880
	$156,014	$164,941
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,154	$9,118
Accrued compensation, benefits and withholdings	14,702	14,233
Deferred revenue	9,203	7,784
Accrued income taxes	1,697	1,063
Other accrued liabilities	10,055	9,262
Total current liabilities	43,811	41,460

Long-term liabilities:
Senior secured revolving credit facility	—	5,917
Unfunded accumulated benefit obligation	14,545	13,296
Other long-term liabilities	2,533	3,125
Total long-term liabilities	17,078	22,338

Stockholders’ equity:
Preferred stock	—	—
Common stock	40	40
Additional paid-in capital	97,200	97,000
Accumulated other comprehensive loss	(273)	(891)
Retained earnings (deficit)	(1,842)	4,994
Total stockholders’ equity	95,125	101,143
	$156,014	$164,941

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30, 2004	Three months ended June 30, 2003

(in thousands, except per share amounts)

Revenues:
Services	$37,348	$40,989
Equipment and supply sales	7,842	8,817
	45,190	49,806
Cost of revenues:
Services	24,910	28,119
Equipment and supply sales	5,259	6,317
	30,169	34,436

Gross profit	15,021	15,370
Costs and expenses:
Engineering, research and development	1,462	1,450
Selling, general and administrative	13,053	11,809
Reversal of environmental liability	(145)	—
Amortization of intangible assets	496	496
Restructuring charge	3,970	1,152
Operating (loss) income from continuing operations	(3,815)	463

Other income (expense):
Interest income	45	45
Interest expense and fee amortization	(167)	(383)
Other	(58)	(79)
	(180)	(417)
(Loss) income from continuing operations before income taxes	(3,995)	46
Provision for income taxes	550	676
Net loss	$(4,545)	$(630)

Basic and diluted per share data:
Basic and diluted net loss from continuing operations	$(1.12)	$(0.15)
Basic and diluted net loss	$(1.12)	$(0.15)

Shares used in computing basic and diluted net (loss) income per share	4,044	4,039

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended June 30, 2004	Nine months ended June 30, 2003

(in thousands)

Cash flows from operating activities:
Net (loss) income	$(6,836)	$7,739
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Gain on sale of discontinued operations	—	(8,184)
Depreciation and amortization	9,178	11,054
Amortization of debt fees, premiums and discounts	170	516
Non-cash compensation	263	58
Non-cash restructuring charges	662	—
Change in assets and liabilities:
Accounts and other receivables	2,930	3,559
Inventories	(43)	512
Prepaid expenses and other assets	(140)	2,666
Accounts payable, accrued expenses and other liabilities	175	(6,395)
Net cash provided by operating activities	6,359	11,525
Cash flows from investing activities:
Purchases of property and equipment	(3,004)	(2,067)
Payments to acquire product line assets and customer rights	—	(500)
Proceeds from sale of discontinued operations, net	—	14,106
Net cash provided by (used in) investing activities	(3,004)	11,539
Cash flows from financing activities:
Principal payments on revolving line of credit , net	(5,917)	(21,812)
Net cash used in financing activities	(5,917)	(21,812)
Effect of exchange rate changes on cash and cash equivalents	716	1,231
(Decrease) increase in cash and cash equivalents	(1,846)	2,483
Cash and cash equivalents at beginning of period	18,390	15,561
Cash and cash equivalents at end of period	$16,544	$18,044

ANACOMP, INC.

QUARTERLY REVENUES AND EBITDA

	FY 2003				FY 2004
(in thousands)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenues:
MVS	$8,117	$8,238	$9,020	$8,749	$8,985	$9,429	$9,382
docHarbor Web Presentment	4,783	4,713	4,309	4,984	5,791	6,135	6,519
Subtotal	12,900	12,951	13,329	13,733	14,776	15,564	15,901

CD / Digital	7,329	7,336	7,038	6,597	6,127	6,162	5,405

COM / Other Output Services	19,158	18,777	16,928	15,944	15,083	15,400	13,478
COM Professional Services	5,538	5,268	5,170	4,858	4,682	4,564	4,159
Equipment / Supplies	8,046	8,449	7,341	7,333	6,755	7,176	6,247
Total revenues	$52,971	$52,781	$49,806	$48,465	$47,423	$48,866	$45,190

Reconciliation of EBITDA to Operating Results

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
EBITDA (A)	$5,096	$5,194	$5,091	$4,602	$4,010	$4,110	$3,336
Depreciation and amortization	(3,973)	(3,654)	(3,427)	(3,360)	(3,117)	(3,110)	(2,951)
Other income (expense), net	(756)	(463)	(417)	623	(185)	(253)	(180)
Non-cash compensation	(33)	(25)	—	—	(200)	(31)	(32)
Restructuring charges	—	—	(1,152)	(1,545)	—	(2,307)	(3,970)
Other (B)	(48)	(48)	(49)	(585)	(198)	(198)	(198)
Income (loss) from continuing operations before income taxes	$286	$1,004	$46	$(265)	$310	$(1,789)	$(3,995)

(A)Anacomp reports its financial results in accordance with GAAP, and additionally on a non-GAAP basis using EBITDA.  EBITDA is not in accordance with, nor a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Anacomp uses EBITDA to evaluate and manage the Company’s operations.  Anacomp is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates historically used by investors who follow the Company.

(B)International pension costs from non-operating actuarial long-term measurements including primarily interest, reported as selling, general and administrative expense.

Note: The reported EBITDA in fiscal 2004 includes $161 in Q1 and $230 in Q2 expenses related to a proxy contest involving the election of directors.